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                                                                     Exhibit 4.3
                                FIRST AMENDMENT
                                     TO THE
                        MIDCOAST ENERGY RESOURCES, INC.,
                                  401(K) PLAN


This Agreement between Midcoast Energy Resources, Inc. (hereinafter referred to as "Employer") and Richard Robert and Duane Herbst (hereinafter referred to as "Trustee") makes this Amendment:

                                   WITNESSETH

WHEREAS, the Employer executed the plan and trust agreement heretofore named the Midcoast Energy Resources, Inc. 401(k) Plan (hereinafter called the "Plan"); and

WHEREAS, it is necessary to make an amendment to the Plan in order to comply with the changes made to the allocation of Employer matching contributions and Employee eligibility requirements; and

WHEREAS, the Employer has the authority to make amendments to the Plan.

NOW THEREFORE, in consideration of the above premises, the Employer amends the Plan (basic plan document) as follows:

     2.01(b)   Replace 2.0l(b)(2) with 2.0l(b)(3)

     2.01(c)   Add 2.01(c)(l)(ii), 2.0l(c)(2)(li) and 2.0l(c)(2)(iv)

IN WITNESS WHEREOF, the Employer has executed this Amendatory Agreement on this 22nd day of February, 1999.

                              MIDCOAST ENERGY RESOURCES, INC.


                              By:     /s/ Richard Robert
                                     --------------------------
                                     Employer

                                      /s/ Richard Robert
                                     --------------------------
                                     Richard Robert - Trustee

                                      /s/ Duane Herbst
                                     --------------------------
                                     Duane Herbst - Trustee
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[Note:  On the blank line, insert daily, "weekly," "semi-monthly payroll periods" or "monthly."]

     1.29 SERVICE FOR PREDECESSOR EMPLOYER. In addition to the predecessor service the Plan must credit by reason of Section 1.29 of the Plan, the Plan credits Service with the following predecessor employer(s): All companies the Employer may acquire. Service with the designated predecessor employer(s) applies: (Choose at least one of (a) or (b); (C) is available only in addition to (a) or (b))

[X]     (a)   For purposes of participation under Article II.

[X]     (b)   For purposes of vesting under Article V.

[ ]     (c)   Except the following Service: ____________________________________

[Note: If the Plan does not credit any predecessor service under this provision, insert "N/A" in the first blank line. The Employer may attach a schedule to this Adoption Agreement, in the same format as this Section 1.29, designating additional predecessor employers and the applicable service crediting elections.]

        1.31 LEASED EMPLOYEES. If a Leased Employee is a Participant in the Plan and also participates in a plan maintained by the leasing organization: (Choose
(a) or (b))

[ ]    (a)  The Advisory Committee will determine the Leased Employee's allocation of Employer contributions under Article III without taking into account the Leased Employee's allocation, if any, under the leasing organization's plan.

[X]    (b)  The Advisory Committee will reduce a Leased Employee's allocation of
            Employer nonelective contributions (other than designated qualified nonelective contributions) under this Plan by the Leased Employee's allocation under the leasing organization's plan, but only to the extent that allocation is attributable to the Leased Employee's service provided to the Employer. The leasing organization's plan:

       [X] (1) Must be a money purchase plan which would satisfy the definition under Section 1.31 of a safe harbor plan, irrespective of whether the safe harbor exception applies.

       [ ] (2) Must satisfy the features and, if a defined benefit plan, the method of reduction described in an addendum to this Adoption Agreement, numbered 1.31.

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                                   ARTICLE II
                             EMPLOYEE PARTICIPANTS

     2.01 ELIGIBILITY.

ELIGIBILITY CONDITIONS. To become a Participant in the Plan, an Employee must satisfy the following eligibility conditions: (Choose (a) or (b) or both; (c) is optional as an additional election)

[X]  (a)   Attainment of age 21 (specify age, not exceeding 21).

[X]  (b)   Service requirement.  (Choose one of (1) through (3))

     [ ]   (1)   One Year of Service.

     [ ]   (2)   6 months (not exceeding 12) following the Employee's Employment
                 Commencement Date.

     [X]   (3)   One Hour of Service.

[X]  (c)   Special requirements for non40l(k) portion of plan.  (Make elections under (1) and under (2))

           (1) The requirements of this Option (c) apply to participation in:
               (Choose at least one of (i) through (iii))

           [ ] (i) The allocation of Employer nonelective contributions and Participant forfeitures.

           [X] (ii) The allocation of Employer matching contributions (including forfeitures allocated as matching contributions).

           [ ] (iii) The allocation of Employer qualified nonelective contributions.

           (2) For participation in the allocations described in (1), the eligibility conditions are: (Choose at least one of (i) through (iv))

           [ ] (i) _____(one or two) Year(s) of Service, without an intervening Break in Service (as described in Section 2.03(A) of the Plan) if the requirement is two Years of Service.

           [X] (ii) ____ months (not exceeding 24) following the Employee's Employment Commencement Date.

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           [ ] (iii) One Hour of Service.

           [X] (iv)  attainment of age 21 (Specify age, not exceeding 21)

PLAN ENTRY DATE. "Plan Entry Date" means the Effective Date and: (Choose (d),
 (e) or (D)

[ ]  (d)   Semi-annual Entry Dates.  The first day of the Plan Year and the first day of the seventh month of the Plan Year.

[ ]  (e)   The first day of the Plan Year.

[X]  (f)   (Specify entry dates) Quarterly (January 1st. April 1st. July 1st.
           and October 1st.

TIME OF PARTICIPATION. An Employee will become a Participant (and, if applicable, will participate in the allocations described in Option (c)(1)), unless excluded under Adoption Agreement Section 1.07, on the Plan Entry Date (if employed on that date): (Choose (g), (It) or (i))

[X]  (g)   immediately following

[ ]  (h)   immediately preceding

[ ]  (i)   nearest

the date the Employee completes the eligibility conditions described in Options
(a) and (b) (or in Option (c)(2) if applicable) of this Adoption Agreement
Section 2.01.  [Note: The Employer must coordinate the selection of pg), (h) or
(i) with the "Plan Entry Date" selection in (d), (e) or if). Unless otherwise excluded under Section 1.07, the Employee must become a Participant by the earlier of: (1) the first day of the Plan Year beginning after the date the Employee completes the age and service requirements of Code (S)410(a); or (2) 6 months after the date the Employee completes those requirements.]

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